Exhibit 99.1

SUN BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 22, 2004

Report of Inspector of Election

I, the undersigned, having been duly appointed to act as Inspector of Election at the Annual Meeting of Shareholders of Sun Bancorp, Inc., held on April 22, 2004, hereby certify that the number of shares of stock outstanding is 8,208,154; that the number of shares entitled to vote is 7,678,140; that the number of shares present thereat in person or by proxy is 6,011,861; that we received the votes of the Shareholders of said Meeting and that;

1.                                       Election of Directors:

	For	%	Withhold	%
Max E. Bingaman	5,963,534	99.2%	48,327	0.8%
Sidney M. Palmer	5,927,454	98.6%	84,407	1.4%
Martha A. Barrick	5,962,271	99.2%	49,590	0.8%
Daniel R. Geise	5,964,118	99.2%	47,743	0.8%
John W. Rose	5,947,144	99.0%	64,717	1.0%
Stephen J. Gurgovits	5,951,831	99.0%	60,030	1.0%
Robert A. Hormell	5,938,947	98.8%	72,914	1.2%
Robert J. McCormack	5,899,943	98.2%	111,918	1.8%
H. David Padden	5,942,601	98.8%	69,260	1.2%

2.                                       Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the year ending December 31, 2004.

For	%	Against	%	Abstain	%
5,909,332	98.3%	55,113	1.0%	47,416	0.7%

/s/ Carmella Racanelli
Carmella Racanelli